EXHIBIT 3.3

CERTIFICATE OF ELIMINATION
IN REFERENCE TO
SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK
OF
CAS MEDICAL SYSTEMS, INC.

Pursuant to Section 151(g) of the Delaware General Corporation Law (the “DGCL”), CAS Medical Systems, Inc., a corporation organized and existing under and by virtue of the DGCL (the “Corporation”), does hereby certify that:

1.  The name of the corporation is CAS Medical Systems, Inc.

2.  The designation of the series of shares of stock of the corporation to which this certificate relates is Series A Cumulative Convertible Preferred Stock, par value $0.001 per share (the “Series A Cumulative Convertible Preferred Stock”).

3.  At a meeting of the Board of Directors of the Corporation dated June 8, 2011, the Board of Directors adopted the resolutions set forth below, which resolutions have not been amended or rescinded and are now in full force and effect, approving the elimination of the Series A Cumulative Convertible Preferred Stock.

4.  The Certificate of Designation, Preferences and Rights (the “Certificate of Designation”) with respect to the Series A Cumulative Convertible Preferred Stock was filed in the office of the Secretary of State of Delaware on February 12, 1988.

5.  The Board of Directors of the Corporation has adopted the following:

                WHEREAS, pursuant to the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and the Certificate of Designation, Number, Powers, Preferences and other Special Rights and other Distinguishing Characteristics of Series “A” Preferred Stock of CAS Medical Systems, Inc. (the “Prior Series A Certificate of Designation”), each of which is on file with the Secretary of State of Delaware, as of the date hereof, the Corporation’s authorized preferred stock consists of  1,000,000 shares of preferred stock, par value $0.001 per share, 5,000 of which have been designated as Series A Cumulative Convertible Preferred Stock; and

                WHEREAS, pursuant to Section 151 of the Delaware General Corporation Law (the “DGCL”), when no shares of a series of stock are outstanding, either because none were issued or, if issued, none remain outstanding, a corporation may file a certificate setting forth a resolution or resolutions adopted by the board of directors that none will be issued subject to the certificate of designations previously filed with respect to such series, and when such certificate becomes effective, it shall have the effect of amending the certificate of incorporation so as to eliminate from the certificate of incorporation all matters set forth in the certificate of designations with respect to such series of stock; and

                WHEREAS, the Board of Directors has determined it to be in the best interest of the Corporation to file a certificate pursuant to Section 151 of the DGCL with the Secretary of State of the State of Delaware to eliminate from the Certificate of Incorporation all matters set forth in the Prior Series A Certificate of Designation with respect to the Series A Cumulative Convertible Preferred Stock; and

                WHEREAS, the Board of Directors has been presented with and reviewed a draft of a certificate of elimination (the “Certificate of Elimination”), necessary to eliminate from the Certificate of Incorporation all matters set forth in the Prior Series A Certificate of Designation with respect to the Series A Cumulative Convertible Preferred Stock.

                NOW, THEREFORE, BE IT RESOLVED, that none of the authorized shares of Series A Cumulative Convertible Preferred Stock are outstanding and none will be subsequently issued subject to the Prior Series A Certificate of Designations filed with the Secretary of State of Delaware with respect to the Series A Cumulative Convertible Preferred Stock; and be it further

                RESOLVED, that the Certificate of Elimination, in substantially the form presented to the Board of Directors (with such changes as are authorized herein) be, and it hereby is, approved, and that the officers of the Corporation be, and they each hereby are, authorized, empowered and directed to (i) execute the Certificate of Elimination, with such changes as the officer so acting shall deem necessary, advisable or appropriate and contemplated by these resolutions; (ii) file the Certificate of Elimination with the Secretary of State of the State of Delaware; and (iii) take such other actions as in the judgment of such officer shall be necessary, advisable or appropriate and in the best interest of the Corporation to effect the elimination of the Series A Cumulative Convertible Preferred Stock, with the taking of any such action by such officer being conclusive evidence that the same did meet such standard.

6.           In accordance with the provisions of Section 151(g) of the DGCL, the Corporation’s Certificate of Incorporation, as amended, is hereby amended so as to eliminate all matters set forth in the Certificate of Designations with respect to the Series A Preferred Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be executed this 8th day of June, 2011.

/s/ Thomas M. Patton
Name:  Thomas M. Patton
Title:    President and Chief Executive Office